Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Hertz Global Holdings, Inc. of our report dated February 25, 2019, except for the effects of the rights offering discussed in Note 17 and the changes to segment profitability metric information disclosed in Note 18, as to which the date is February 25, 2020, and the change in the composition of reportable segments disclosed in Note 7 and Note 18, as to which the date is October 15, 2021, relating to the financial statements and financial statement schedules, which appear in Hertz Global Holdings, Inc.'s Current Report on Form 8-K dated October 15, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

November 3, 2021

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